Exhibit 99.1

Contact: Charity Frantz
April 21, 2022	570-724-0225
charityf@cnbankpa.com

C&N DECLARES DIVIDEND AND ANNOUNCES FIRST QUARTER 2022 UNAUDITED FINANCIAL RESULTS

For Immediate Release:

Wellsboro, PA – Citizens & Northern Corporation (“C&N”) (NASDAQ: CZNC) announced its most recent dividend declaration and its unaudited, consolidated financial results for the three-month period ended March 31, 2022.

Dividend Declared and Unaudited Financial Information

On April 21, 2022, C&N’s Board of Directors declared a regular quarterly cash dividend of $0.28 per share. The dividend is payable on May 13, 2022 to shareholders of record as of May 2, 2022.

Highlights related to C&N’s first quarter unaudited U.S. GAAP earnings results as compared to the fourth quarter 2021 and first quarter of 2021 are presented below.

First Quarter 2022 as Compared to Fourth Quarter 2021

Net income was $6,895,000, or $0.44 per diluted share, for the first quarter 2022 as compared to $7,308,000, or $0.46 per diluted share, in the fourth quarter 2021.

●	Net interest income totaled $20,332,000 in the first quarter 2022, up $616,000 from the fourth quarter 2021. The net interest rate spread increased 0.21%, as the average yield on earning assets increased 0.20% to 4.13% while the average rate on interest-bearing liabilities decreased 0.01% to 0.40%. The net interest margin was 3.86% in the first quarter 2022, up from 3.65% in the fourth quarter 2021. Total interest and fees on loans included $1,398,000 in the first quarter 2022 and $196,000 in the fourth quarter 2021 from repayments received on purchased credit impaired loans in excess of previous carrying amounts. Total interest and fees from loans originated under the U.S. Small Business Administration (SBA) Paycheck Protection Program (PPP) were $575,000 in the first quarter 2022, a decrease of $1,069,000 from the fourth quarter 2021 total of $1,644,000. Interest income from available-for-sale debt securities, on a fully taxable-equivalent basis, increased $474,000 in the first quarter 2022 as compared to the fourth quarter 2021, as the average balance (at amortized cost) of available-for-sale debt securities increased $68.2 million. Accretion and amortization of purchase accounting adjustments had a net positive impact on net interest income of $450,000 in the first quarter 2022 as compared to a net positive impact of $431,000 in the fourth quarter 2021.

●	The provision for loan losses was $891,000 in the first quarter 2022, a decrease in expense of $237,000 from the fourth quarter 2021 provision of $1,128,000. The first quarter 2022 provision included a net charge of $147,000 related to specific loans (net charge-offs of $157,000 offset by a net decrease in specific allowances on loans of $10,000), an increase of $748,000 in the collectively determined portion of the allowance and a decrease of $4,000 in the unallocated portion of the allowance. The increase in the collectively determined portion of the allowance reflected the impact of an increase in volume of commercial loans, excluding PPP loans.

●	Noninterest income of $5,821,000 in the first quarter 2022 decreased $595,000 from the fourth quarter 2021 amount. Significant variances included the following:

➢	Net gains from sales of loans of $382,000 decreased $260,000 from the fourth quarter 2021 total, reflecting a reduction in volume of residential mortgage loans sold.

➢	Trust revenue of $1,786,000 decreased $194,000 from the fourth quarter 2021 total, reflecting a reduction in estate fees and the impact of market value depreciation.

➢	Other noninterest income of $588,000 decreased $155,000 from the fourth quarter 2021 total, including a $49,000 reduction in income from letters of credit, a fourth quarter 2021 $46,000 gain from a sale of land adjacent to a branch facility with no comparable first quarter 2022 amount and an unrealized loss of $36,000 on a marketable equity security.

●	Noninterest expense of $16,886,000 in the first quarter 2022 increased $868,000 from the fourth quarter 2021 amount. Significant variances included the following:

➢	Salaries and employee benefits of $10,607,000 increased $825,000 from the fourth quarter 2021 total. Base salaries expense increased $369,000 (5.8%) including the impact of merit-based increases. Stock-based compensation expense increased $120,000, as the fourth quarter 2021 amount was reduced based on an updated assessment of C&N’s earnings performance to that of defined peer groups. Total payroll taxes and employee benefit expenses increased $271,000, reflecting the normal pattern of such costs being highest in the beginning of the calendar year.

➢	Net occupancy and equipment expense of $1,411,000 increased $167,000 from the fourth quarter 2021 total, including seasonal increases in snow removal and fuel costs of $95,000 and repairs and maintenance of $41,000.

➢	Other noninterest expense of $1,884,000 decreased $115,000 from the fourth quarter 2021 total. Within this category, significant variances included the following:

◾	The allowance for SBA claim adjustments decreased, reflecting more favorable claim results than previously estimated, resulting in a reduction in expense of $242,000 in the first quarter 2022 as compared to a reduction in expense of $28,000 in the fourth quarter 2021.
◾	The provision for credit losses on off balance sheet exposures related to residential mortgage loans sold totaled $25,000, as compared to $85,000 in the fourth quarter 2021. At March 31, 2022, the allowance for credit losses on residential mortgage loans sold was $660,000. There have been no charge-offs associated with residential mortgage loans sold through March 31, 2022.
◾	Losses on other real estate properties totaled $14,000 as compared to net gains of $80,000 in the fourth quarter 2021.

●	The income tax provision was $1,483,000, or 17.7% of pre-tax income for the first quarter 2022, down from $1,677,000, or 18.7% of pre-tax income for the fourth quarter 2021. The decrease in income tax provision reflected the decrease in pre-tax income of $607,000 for the quarter.

First Quarter 2022 as Compared to First Quarter 2021

First quarter 2022 net income was $6,895,000, or $0.44 per diluted share, as compared to $8,787,000, or $0.55 per diluted share, in the first quarter 2021. Significant variances were as follows:

●	First quarter 2022 net interest income of $20,332,000 was $249,000 higher than the first quarter 2021 total. As noted above, in the first quarter 2022, income from repayments in excess of carrying amounts received on purchased credit impaired loans totaled $1,398,000, with no comparable income in the first quarter 2021. Interest and fees on PPP loans totaled $575,000 in the first quarter 2022, a decrease of $1,423,000 compared to the first quarter 2021 amount. Interest income from available-for-sale debt securities, on a fully taxable-equivalent basis, increased $960,000 in the first quarter 2022 as compared to the first quarter 2021, as the average balance (at amortized cost) of available-for-sale debt securities increased $199.4 million. Accretion and amortization of purchase accounting adjustments had a net positive impact on net interest income of $450,000 in the first quarter 2022 as compared to a net positive impact of $952,000 in the first quarter 2021. Average outstanding loans decreased $86.7 million, including a reduction in average PPP loans of $119.7 million, and average total deposits increased $100.6 million (5.5%). The net interest margin for the first quarter 2022 was 3.86% as compared to 4.00% for the first quarter 2021. The average yield on earning assets of 4.13% was down 0.20% from the first quarter 2021, while the average rate on interest-bearing liabilities of 0.40% in the first quarter 2022 was 0.07% lower than the comparable first quarter 2021 average rate.

●	The provision for loan losses was $891,000 in the first quarter 2022 as compared to $259,000 in the first quarter 2021. Details concerning the first quarter 2022 provision for loan losses were described previously. The first quarter 2021 provision included a net charge of $182,000 related to specific loans (increase in specific allowances on loans of $199,000, partially offset by net recoveries of $17,000), an increase of $92,000 in the unallocated portion of the allowance and a reduction of $15,000 attributable to decreases in the collectively determined portion of the allowance for loan losses.

●	Noninterest income of $5,821,000 in the first quarter 2022 decreased $961,000 from the first quarter 2021 amount. Significant variances included the following:

➢	Other noninterest income of $588,000 decreased $884,000 from the first quarter 2021 total. There was no income from tax credits in the first quarter 2022 compared to $765,000 in the first quarter 2021. In 2022, C&N will make PA Educational Improvement Tax Credit Program donations in the second quarter comparable to total donations made in the first quarter 2021, generating tax credits in 2022 comparable to the first quarter 2021.

➢	Net gains from sales of loans of $382,000 decreased $682,000 from the first quarter 2021 total, as the volume of residential mortgage loans sold in the first quarter 2022 was down from the first quarter 2021 level.

➢	Service charges on deposit accounts of $1,235,000 increased $220,000 from the first quarter 2021 total, as the volume of consumer and business overdraft and other activity increased.

➢	Brokerage and insurance revenue of $522,000 increased $196,000 from the first quarter 2021 total, due to commissions on higher transaction volume.

➢	Trust revenue of $1,786,000 increased $160,000 from the first quarter 2021 total, reflecting the impact of growth in trust assets under management.

●	Noninterest expense of $16,886,000 in the first quarter 2022 increased $1,177,000 from the first quarter 2021 amount. Significant variances included the following:

➢	Salaries and employee benefits of $10,607,000 increased $1,712,000 from the first quarter 2021 total, including an increase in base salaries expense of $1,018,000. In addition to the impact of merit-based salary increases, the number of employees increased, reflecting expansion of the Southcentral PA market with the opening of an office in Lancaster as well as additions to staffing for information technology (IT), human resources and other functions. In total, the number of full-time equivalent employees (FTEs) increased 5.2% to 403 in the first quarter 2022 as compared to the first quarter 2021. Additional increases include $241,000 due to a lower proportion of payroll costs capitalized (added to the carrying value of loans) due to the high volume of PPP loans originated in 2021 and an increase in health care expense of $183,000 due to higher claims on C&N’s partially self-insured plan.

➢	Data processing and telecommunications expense of $1,623,000 increased $243,000 from the first quarter 2021 total, including the impact of increases in software licensing and maintenance costs as well as costs related to enhancements of data management capabilities.

➢	Net occupancy and equipment expense of $1,411,000 increased $107,000 from the first quarter 2021 total, including computer supplies and repairs and maintenance related to IT and Digital departments and increases related to a new branch location in Lancaster, PA.

➢	Other noninterest expense of $1,884,000 decreased $871,000 from the first quarter 2021 total. Within this category, significant variances included the following:

◾	Donations expense totaled $29,000 in the first quarter 2022, down $785,000 from the first quarter 2021. As noted above, donations of approximately $800,000 related to the PA Educational Improvement Tax Credit Program will be made in the second quarter 2022, comparable to donations made in the first quarter 2021.
◾	The allowance for SBA claim adjustments decreased, reflecting more favorable claim results than previously estimated, resulting in a reduction in expense of $242,000 in the first quarter 2022 with no comparable amount in the first quarter 2021.

●	The income tax provision of $1,483,000, or 17.7% of pre-tax income for the first quarter 2022 decreased $627,000 from $2,110,000, or 19.4% of pre-tax income for the first quarter 2021, reflecting lower pre-tax income.

Other Information:

Changes in other unaudited financial information are as follows:

●	Total assets amounted to $2,330,371,000 at March 31, 2022, up from $2,327,648,000 at December 31, 2021 and down from $2,333,595,000 at March 31, 2021.

●	Cash & due from banks totaled $114,346,000 at March 31, 2022, up from $104,948,000 at December 31, 2021 and down from $207,145,000 at March 31, 2021. Available-for-sale debt securities were $532,913,000 at March 31, 2022, up from $517,679,000 at December 31, 2021 and $366,476,000 at March 31, 2021. The increase in available-for-sale debt securities reflects the investment of otherwise excess cash to enhance net interest income.

●	Net loans outstanding (excluding mortgage loans held for sale) were $1,523,919,000 at March 31, 2022, down from $1,551,312,000 at December 31, 2021 and down 4.9% from $1,602,926,000 at March 31, 2021. Loans outstanding, excluding PPP loans, totaled $1,525,813,000 at March 31, 2022, a decrease of $12,172,000 from total loans excluding PPP loans at December 31, 2021. In comparing outstanding balances at March 31, 2022 and 2021, total commercial loans were down $37.3 million (3.7%), including a reduction in PPP loans of $125.5 million and an increase in other commercial loans of $88.2 million, total residential mortgage loans were lower by $41.0 million (6.8%) and total consumer loans were up $1.9 million (11.7%). The outstanding balance of residential mortgage loans originated and serviced by C&N that have been sold to third parties was $338.5 million at March 31, 2022, up $43.0 million (14.5%) from March 31, 2021.

●	Total nonperforming assets as a percentage of total assets was 0.81% at March 31, 2022, down from 0.94% at December 31, 2021 and 1.07% at March 31, 2021. Total nonperforming assets were $18.9 million at March 31, 2022, down from $21.9 million at December 31, 2021 and $24.9 million at March 31, 2021.

●	The allowance for loan losses was $14.3 million at March 31, 2022, or 0.93% of total loans as compared to $13.5 million or 0.87% of total loans at December 31, 2021. In 2020 and 2019, C&N recorded performing loans purchased from other financial institutions at fair value. The calculations of fair value included discounts for credit losses, reflecting an estimate of the present value of credit losses based on market expectations. The total allowance for loan losses and the credit adjustment on purchased performing loans at March 31, 2022 was $17.1 million, or 1.11%

of total loans receivable and the credit adjustment. The comparative ratios were 1.08% at December 31, 2021, and 1.04% at March 31, 2021.

●	Deposits totaled $1,960,952,000 at March 31, 2022, up from $1,925,060,000 at December 31, 2021 and up 1.9% from $1,923,925,000 at March 31, 2021.

●	Total stockholders’ equity was $276,208,000 at March 31, 2022, down from $301,405,000 at December 31, 2021 and $300,056,000 at March 31, 2021. Within stockholders’ equity, the portion of accumulated other comprehensive loss related to available-for-sale debt securities was $20,492,000 at March 31, 2022, as compared to accumulated other comprehensive income of $4,809,000 at December 31, 2021 and $6,847,000 at March 31, 2021. The decrease in stockholders’ equity at March 31, 2022 related to accumulated other comprehensive (loss) income from available-for-sale debt securities has been caused by recent, significant increases in interest rates. Accumulated other comprehensive income (loss) is excluded from C&N’s regulatory capital ratios. At March 31, 2022, there were no securities identified with credit-related, other-than-temporary impairment losses.

●	In February 2021, C&N amended its existing treasury stock repurchase program. Under the amended program, C&N is authorized to repurchase up to 1,000,000 shares of the Corporation’s common stock, or 6.25% of the Corporation’s issued and outstanding shares at February 18, 2021. In the first quarter 2022, 129,867 shares were repurchased for a total cost of $3,227,000, at an average price of $24.85 per share. Cumulatively through March 31, 2022, 428,926 shares have been repurchased for a total cost of $10,639,000, at an average price of $24.80 per share.

●	Citizens & Northern Bank is subject to various regulatory capital requirements. At March 31, 2022, Citizens & Northern Bank maintains regulatory capital ratios that exceed all capital adequacy requirements. Management expects the Bank to remain well-capitalized for the foreseeable future.

●	Trust assets under management by C&N’s Wealth Management Group amounted to $1,191,595,000 at March 31, 2022, down 3.4% from $1,232,919,000 at December 31, 2021 and up 4.3% from $1,142,573,000 at March 31, 2021. Fluctuations in values of assets under management reflect the impact of recent high market volatility.

Citizens & Northern Corporation is the bank holding company for Citizens & Northern Bank, headquartered in Wellsboro, Pennsylvania which operates 31 banking offices located in Bradford, Bucks, Cameron, Chester, Lycoming, McKean, Potter, Sullivan, Tioga, York and Lancaster Counties in Pennsylvania and Steuben County in New York, as well as a loan production office in Elmira, New York. Citizens & Northern Corporation trades on NASDAQ under the symbol “CZNC.” For more information about Citizens & Northern Bank and Citizens & Northern Corporation, visit www.cnbankpa.com.

Safe Harbor Statement: Except for historical information contained herein, the matters discussed in this release are forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the following: changes in monetary and fiscal policies of the Federal Reserve Board and the U.S. Government, particularly related to changes in interest rates; changes in general economic conditions; C&N’s credit standards and its on-going credit assessment processes might not protect it from significant credit losses; the effect of the novel coronavirus (COVID-19) and related events; legislative or regulatory changes; downturn in demand for loan, deposit and other financial services in C&N’s market area; increased competition from other banks and non-bank providers of financial services; technological changes and increased technology-related costs; information security breach or other technology difficulties or failures; changes in accounting principles, or the application of generally accepted accounting principles; and failure to achieve merger-related synergies and difficulties in integrating the business and operations of acquired institutions. Citizens & Northern disclaims any intention or obligation to publicly update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.